Exhibit 99.1

For Immediate Release

Corvus Pharmaceuticals Announces Results of Preclinical Studies Demonstrating Enhanced Immune Responses and Anti-Tumor Activity with CPI-444,

an Investigational Immuno-Oncology Therapy

— Data from Studies of Novel Checkpoint Inhibitor Presented in Oral and Poster Presentation Sessions at American Association for Cancer Research Annual Meeting 2016 —

Burlingame, Calif., April 19, 2016 — Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology therapies, today announced results of three preclinical studies of CPI-444, the Company’s lead oral checkpoint inhibitor. The studies demonstrated that CPI-444, a selective and potent inhibitor of the adenosine A2A receptor, was effective in stimulating various immune cells, generating anti-tumor immunity, suppressing tumor growth and delaying tumor progression in animal models of cancer. The data were presented in oral and poster sessions at the American Association for Cancer Research (AACR) Annual Meeting 2016 in New Orleans.

“These preclinical studies demonstrate that CPI-444 enhances the immune response to various tumors in animal models of melanoma, breast and colon cancer. Enhancement of T-cell function was also corroborated with adoptively transferred T-cells and with tumor vaccines, indicating that this agent may have broad applications in immuno-oncology,” said Richard A. Miller, M.D., an oncologist and co-founder, president and chief executive officer of Corvus. “These studies support our commitment to advancing the clinical development of CPI-444 as an immuno-oncology therapy for many types of cancer. Based on these study findings and others, we have begun enrolling patients in a Phase 1/1b clinical trial to evaluate the safety, tolerability and preliminary efficacy of CPI-444 as a single agent and in combination with an anti-PD-L1 in patients with solid tumors.”

The Adenosine A2A Receptor Antagonist, CPI-444, Blocks Adenosine-Mediated T-Cell Suppression and Exhibits Anti-Tumor Activity Alone and in Combination with Anti-PD-1 and Anti-PD-L1 (abstract #2337)

Data from this preclinical study were presented in a poster session by Stephen Willingham, Ph.D., senior scientist at Corvus Pharmaceuticals. Results showed that CPI-444 restored T-cell activation in vitro in T-cells that were treated with immuno-suppressive levels of adenosine. CPI-444 demonstrated single-agent anti-tumor activity and synergized with either anti-PD-1 or anti-PD-L1 in multiple animal tumor models, resulting in a significant number of cured animals. CPI-444 combined with anti-PD-L1 treatment resulted in increased CD8+ T-cell infiltrates in tumors, indicating a heightened anti-tumor immune response. In tumor-bearing mice cured by treatment with CPI-444, long-term anti-tumor immunity was demonstrated by showing that all these mice were protected from tumor re-challenge.

Inhibition of Adenosine A2A Receptor (A2AR) by CPI-444 Enhances CD8+ T-Cell Killing of a HER-2/neu Expressing Murine Tumor (abstract #320)

Data from this preclinical study were presented by Blake Scott, a member of the lab of Elizabeth Jaffee, M.D., in The Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University School of Medicine. Jaffee also is associate director of the Bloomberg-Kimmel Institute for Cancer Immunotherapy at Johns Hopkins. Results showed that CPI-444 enhanced the activity of adoptively transferred, cancer-specific CD8+ T-cells when administered with a T-cell-inducing tumor vaccine.

Adenosine A2A Receptor (A2AR) Antagonist as a Means of Enhancing the Efficacy of Checkpoint Blockade and Adoptive T-cell Therapy (abstract #4364)

Data from this preclinical study were presented in an oral session by Robert D. Leone, M.D., Ph.D., of The Sidney Kimmel Comprehensive Cancer Research Center at Johns Hopkins University School of Medicine. Treatment of animals with CPI-444 enhanced tumor immunity by lowering the expression of other inhibitory checkpoint receptors on tumor infiltrating immune cells (e.g., Lag 3, Tim 3 and PD-1). CPI-444 also enhanced the efficacy of adoptively transferred T-cells, leading to suppressed tumor growth and increased survival compared with controls. CPI-444 increased the expansion of antigen-specific T-cells in vitro and synergized with anti-PD-1 antibody treatment and glutamine metabolism inhibitors in animal models of colon tumors. A co-author of the study is Jonathan Powell, M.D., Ph.D., professor of oncology at the Johns Hopkins Kimmel Cancer Center and associate director of the Bloomberg-Kimmel Institute for Cancer Immunotherapy at Johns Hopkins.

About Adenosine A2A Receptor Antagonists

Over the last several years, significant progress has been made in developing immunotherapies for the treatment of cancer, in part due to the development of checkpoint inhibitors — antibodies that block immuno-suppressive mechanisms.

Tumors evade immune attack by usurping pathways that negatively regulate immune responses. Adenosine in the tumor microenvironment leads to the activation of the A2A receptor and has been shown to represent one such negative immune regulatory mechanism. Because the tumor microenvironment produces relatively high concentrations of adenosine, blocking A2A receptor activation has the potential to enhance anti-tumor immunity. Data have demonstrated the ability of A2A receptor blockade to enhance anti-tumor immunity, checkpoint blockade and adoptive T-cell therapy. Studies to date support the development of A2A receptor antagonists as novel immunotherapy treatments.

About CPI-444

CPI-444, Corvus’s lead checkpoint inhibitor, is an adenosine A2A receptor antagonist. It is designed to disable a tumor’s ability to subvert attack by the immune system by inhibiting adenosine in the tumor microenvironment. CPI-444 is a small molecule that is taken orally. It is in development as an immuno-oncology therapy for the treatment of patients with solid tumors.

Corvus is currently evaluating CPI-444 in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with atezolizumab (MPDL3280A), Genentech’s investigational cancer immunotherapy. Atezolizumab is a fully humanized monoclonal antibody targeting protein programmed cell death ligand 1 (PD-L1). Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015.

About Corvus Pharmaceuticals

Corvus Pharmaceuticals (NASDAQ: CRVS) is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that target the immune system to treat patients with cancer. These agents block or modify crucial immune checkpoints and reprogram immune T-cells. For more information, visit www.corvuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the potential efficacy of CPI-444, both as a single agent and in combination with anti-PD-1 or anti-PD-L1, the Company’s ability to develop and advance product candidates into, and successfully complete, clinical trials and the timing of the Phase 1/1b clinical trial for CPI-444. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Corvus’s control. Corvus’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate evidence of efficacy and safety for CPI-444 during its Phase 1/1b clinical trial; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:

Leiv Lea
Chief Financial Officer
LLea@corvuspharma.com
650-900-4522

Media Contact:

Julie Normart, W2O Group
415-946-1087

jnormart@w2ogroup.com